Alpine 4 Holdings (ALPP) Announces Receipt of Nasdaq Notice of Additional Staff Determination

PHOENIX, AZ / ACCESSWIRE / November 22, 2023 / Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, announced that on November 16, 2023, it received a staff determination notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising that Nasdaq had not received Alpine 4’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (the "Quarterly Report"), and that as such, Alpine 4 was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the " Listing Rule").

Alpine 4 has 60 calendar days from November 16, 2023, to submit to Nasdaq a plan outlining Alpine 4's anticipated steps to regain compliance with the Listing Rule. Alpine 4 plans to submit the plan explaining the strategy to make the required SEC filings, and to regain compliance with the Listing Rule.

Alpine 4 plans to file the Quarterly Report as soon as practicable and will provide such information to Nasdaq as part of the proposed plan.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Form 10-Q, the submission of a plan to regain compliance with the Listing Rule, and Nasdaq’s potential acceptance of such a plan. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the possibility of unanticipated delays that will prevent the filing of the Form 10-Q within the allotted 60-day period, the risk that the work necessary to complete the Form 10-Q is greater than anticipated or may involve the resolution of additional issues identified during the review process, the potential inability to file a plan to regain compliance in a timely manner, the risk of potential additional violations of Listing Rule 5250(c)(1), the risk that the Company may not respond adequately to further inquiries from Nasdaq, and the risk that Nasdaq will not accept any plan to regain compliance and will delist the Company's Class A common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in the Company's 2022 Annual Report on Form 10-K filed with the SEC on May 5, 2023. Copies of the 2022 Annual Report and other periodic reports are available through the Company's Investor Relations department and website, alpine4.com. The Company expressly disclaims any obligation or intention to update these forward-looking statements to reflect new information and developments.

Contact:

Investor Relations

investorrelations@alpine4.com
www.alpine4.com

SOURCE: Alpine 4 Holdings, Inc.